Exhibit 10
FIRST AMENDMENT TO THE
CONOCOPHILLIPS
DIRECTORS’ CHARITABLE GIFT PROGRAM
     The ConocoPhillips Directors’ Charitable Gift Program (the “Program”) is hereby amended, effective as of March 31, 2006, as follows:
1.	Section 1 of the Program is amended to add the following paragraph between the third and fourth paragraphs of that section, to read as follows:

With regard to members of the Board or other persons who previously served as members of the Board of Directors of Burlington Resources Inc. (“BRI”), their continued participation in and coverage under the Burlington Resources Inc. 1991 Director Charitable Award Plan would make participation in and coverage under the Program redundant, and so such individuals are excluded from participation in and coverage under the Program.

2.	Section 2 of the Program is amended to add the following proviso at the end of the first sentence of that section, to read as follows:

; provided, however, that a member of the Board of Directors who is a participant under the Burlington Resources Inc. 1991 Director Charitable Award Plan shall not be eligible to participate in the Program.
Pursuant to Board Resolution
December 7, 2006

SECOND AMENDMENT TO THE
CONOCOPHILLIPS
DIRECTORS’ CHARITABLE GIFT PROGRAM
     The ConocoPhillips Directors’ Charitable Gift Program (the “Program”) is hereby amended, effective as of April 1, 2008, as follows:
Section 5 of the Program is amended to add the following paragraph at the end of that section, to read as follows:
In the alternative, rather than making the donation by payment of annual installments, the Company may choose to provide an Organization with an actuarial equivalent lump sum donation at any time after one year from the retirement of the Director from the Board. The Administrator shall make the determination whether to use this alternative, unless directed by the Board either to use the alternative or not to use the alternative, in which case the Administrator will follow the directions of the Board. In making the determination whether to use this alternative, the Administrator may take into account any recommendation from the Director or former Director, who may make such recommendation at any time after one year from the date of retirement from the Board. In calculating the lump sum donation, the Administrator may use any reasonable actuarial assumptions, including those used in determining benefits and payments under the ConocoPhillips Retirement Plan, which are deemed to be reasonable for these purposes. The Administrator may notify an Organization of the possibility of a lump sum payment under this alternative. The Administrator may require an Organization to acknowledge that any payment made under this alternative is in full payment of any amount arising under this Program and to waive any rights the Organization may have, or may claim to have, under this Program.
Pursuant to Board Resolution
April 1, 2008

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